EXHIBIT 1

TERAWULF INC.

IRREVOCABLE VOTING PROXY

This irrevocable voting proxy (this "Proxy") is effective as of the date first written below and is made by Bayshore Capital LLC, a Puerto Rico limited liability company ("Investor"), with respect to the voting of shares of capital stock of TeraWulf Inc., a Delaware corporation (the "Company").

WHEREAS, Investor is a holder of shares of the Company's common stock, par value $0.001 per share ("Common Stock"), transferred (the "Transfer") to Investor pursuant to that certain Action by Written Consent of a Majority of the Vote of the Members of AOW Capital LLC, Stock Transfer Power, and TeraWulf Inc. Common Shares Transfer Request (collectively, the "Distribution Agreement"), each dated as of September 1, 2021, by and between Investor and AOW Capital LLC, a Puerto Rico limited liability company ("AOW");

WHEREAS, pursuant to that certain Second Amended and Restated Stockholders Agreement of TeraWulf Inc., dated as of May 26, 2021 (the "Stockholders Agreement"), the Transfer by AOW to Investor of the Common Stock was subject to the consent of the Majority Beowulf Stockholders (as defined in the Stockholders Agreement), and the Majority Beowulf Stockholders granted such consent subject to Investor agreeing to become bound by the Stockholders Agreement and delivering this Proxy in favor of the Proxyholder (as defined below) with respect to the shares of Common Stock received by Investor pursuant to the Distribution Agreement as well as any other shares of common stock or other capital stock of the Company or of any successor entity of the Company by way of merger, consolidation, organization or similar transaction into which such Common Stock may convert or for which such shares may be exchanged (the "Shares");

WHEREAS, the Company is party to that certain Agreement and Plan of Merger, dated as of June 24, 2021 (as the same may be amended from time to time, the "Merger Agreement"), by and among IKONICS Corporation ("IKONICS"), Telluride Holdco, Inc. ("Holdco"), Telluride Merger Sub I, Inc. ("Merger Sub I"), Telluride Merger Sub II, Inc. ("Merger Sub II" and together with IKONICS, Holdco, and Merger Sub I, the "IKONICS Parties"), and the Company, providing, among other things for the merger of Merger Sub II with and into the Company (the "Second Merger"), and the conversion of shares of Common Stock outstanding immediately prior to the time of the Second Merger (the "Second Merger Effective Time") into shares of Holdco common stock, par value $0.001 per share ("Holdco Common Stock"), subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, AOW and Stammtisch Investments LLC, a Delaware limited liability company ("Stammtisch"), have each entered into Voting and Support Agreements (each, a "Voting and Support Agreement") for the benefit of the IKONICS Parties, pursuant to which each of AOW and Stammtisch has agreed, subject to the terms and conditions set forth therein, to deliver, or cause to be delivered, to the Company, a written stockholder's consent adopting and approving the Merger Agreement and the Second Merger (the "Stockholder Consent"), and the IKONICS Parties have consented to the Transfer subject to Investor agreeing to execute and deliver this Proxy, understanding that the shares of Common Stock Transferred to Investor pursuant to the Distribution Agreement will, as a result of Investor's execution and delivery hereof, be deemed to be beneficially owned by Stammtisch and subject to Stammtisch's obligations to execute the Stockholder Consent with respect to all shares of Common Stock beneficially owned by Stammtisch (including the Shares);

WHEREAS, AOW and Stammtisch are party to that certain agreement, dated July 27, 2021 (the "Control Company Agreement"), providing for, among other things, Stammtisch and AOW to act as a "group" within the meaning Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the shares of capital stock of Holdco which they will receive upon consummation of the Second Merger;

WHEREAS, Investor desires to receive the shares of Common Stock pursuant to the Distribution Agreement and in furtherance thereof desires to grant this Proxy to the Proxyholder and agree to the terms set forth herein; and

WHEREAS, the Proxyholder wishes to accept such appointment, subject to and in accordance with the terms and conditions contained herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Irrevocable Proxy. Investor hereby represents and warrants that it is the legal owner of 9,919,800 shares of Common Stock as of the date hereof, and, with respect to such stock ownership, Investor hereby irrevocably constitutes and appoints Stammtisch (in such capacity, the "Proxyholder"), with full power of substitution, as its proxy to represent and to vote in the name of Investor all of Investor's Shares (including, for the avoidance of doubt any Shares acquired after the date hereof during the Lock-Up Period (as defined below)), with respect to the approval of any matters submitted to the holders of capital stock of the Company (or any applicable successor entity of the Company by way of merger, consolidation, reorganization or similar transaction into which the Common Stock may be converted or for which such Common Stock may be exchanged), for the duration of the Lock-Up Period. For the avoidance of doubt, Shares shall include any shares of Holdco Common Stock received by Investor upon consummation of the Second Merger, and from and after the Second Merger Effective Time, references to the Company shall mean Holdco and any successor entity of Holdco by way of merger, consolidation, reorganization or similar transaction into which the Holdco Common Stock may be converted or for which such Common Stock may be exchanged. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of AOW and Investor related to the distribution by AOW of the Common Stock and in consideration of the Majority Beowulf Stockholders' granting its consent under the Stockholders Agreement to the assignment pursuant to the Distribution Agreement by AOW to Investor of shares of Common Stock, is coupled with an interest and shall be irrevocable. As used herein, the "Lock-Up Period" shall mean a period commencing on the date hereof and ending at the end of the Term (as defined below); provided, however, that if the Merger Agreement is terminated in accordance with its terms prior to the Second Merger Effective Time, the Lock-Up Period shall terminate upon the termination of the Stockholders Agreement. The foregoing notwithstanding, subject to compliance by Investor with the provisions of Section 3 hereof, following the Second Merger Effective Time, the Proxyholder shall cease to hold a proxy hereunder with respect to any Holdco Shares (as defined below) disposed of by Investor to a third party in a bone fide arms-length transaction. The Proxyholder hereby accepts appointment as proxy of Investor pursuant to this Section 1. Other than as specifically set forth in this Proxy, the Proxyholder shall have no other rights with respect to the Investor's Shares.

2.          Action by Consent. Investor hereby confirms that the proxy granted pursuant to Section 1 hereof includes the power to take action in the name and on behalf of (and as agent and attorney in fact of) Investor with respect to the Shares by written consent, including, without limitation, executing and delivering to the Company the Stockholder Consent covering the Shares

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in accordance with the Voting and Support Agreement of Stammtisch. Investor understands that the consent of the IKONICS Parties to the Transfer is made in reliance upon Investor agreeing that the Stockholder Consent to be delivered by Stammtisch shall include and extend to Investor's Shares.

3.          Control Company.

(a)          As a successor to the obligations of AOW under the Control Company Agreement with respect to the Investor's Shares, Investor hereby agrees to form a "group" (the "13D Group") within the meaning Section 13(d)(3) of the Exchange Act with (i) the Proxyholder, (ii) certain other former members of AOW that received shares of Common Stock pursuant to the respective Distribution Agreements of such former members with AOW and have executed a proxy in favor of the Proxyholder substantially similar to this Proxy, and (iii) other holders Holdco Shares whose Holdco Shares may be deemed to be beneficially owned by the Proxyholder (including its affiliates) during the Lock-Up Period. Investor understands and acknowledges that the 13D Group is being formed for the purpose of causing Holdco to become a "Controlled Company" within the meaning of Nasdaq Rule 5615(c)(1) and to qualify for certain exemptions applicable to a Controlled Company.

(b)          During the period (the "Term") commencing upon the effectiveness of the Second Merger and continuing until such time thereafter as the voting power of the Holdco Shares beneficially owned by the Proxyholder and its affiliates no longer represents at least a majority of the voting power of all outstanding shares of Holdco capital stock ("Holdco Shares") generally entitled to vote for the election of members of the Holdco's board of directors (the "Board"), Investor shall:

(i)	cooperate with each of the Proxyholder and each other member of the 13D Group in connection with the preparation and filing of all reports and notices required to be filed by the 13D Group under the Exchange Act in order to permit such notices and reports to be prepared and filed in a timely fashion and in compliance with the rules and regulations of the Exchange Act and any stock exchange on which the Holdco Shares may be listed for trading; provided that such cooperation shall also extend beyond the Term to the extent necessary to disclose that the 13D Group has been terminated (and to give effect to the termination of the 13D Group);

(ii)	promptly notify the Proxyholder if it acquires beneficial ownership of any additional Holdco Shares;

(iii)	promptly (and in any event not later than one business day prior to disposition thereof) notify the Proxyholder if it proposes to dispose of any Holdco Shares which it beneficially owns;

(iv)	and hereby does, grant the Proxyholder the right and power to vote all Holdco Shares beneficially owned by it at any Holdco stockholder meeting, or act by written consent with respect to such Holdco Shares, and take all other actions in its capacity as a stockholder of Holdco necessary to ensure that the Board shall consist of such number of directors as the Proxyholder shall determine; and
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(v)	and hereby does, grant the Proxyholder the right and power to vote all Holdco Shares beneficially owned by it at any Holdco stockholder meeting called for the purpose of filling the positions on the Board, or in any written consent executed for such purpose, and to take all other actions in its capacity as a stockholder of Holdco necessary to ensure the election to the Board from time to time of the individuals designated by the Proxyholder.

(c)          Investor understands that, notwithstanding any other provision hereof, if necessary in order to comply with applicable requirements under federal or state securities laws, or the rules of the Nasdaq Stock Market LLC or another exchange on which Holdco Shares may be then listed, the Board shall be expanded to include additional members that are "independent" within the meaning of such laws or rules, with any such expansion implemented in compliance with the rules of the exchange on which the Holdco Shares may be listed at the time of such expansion.

(d)          Investor intends that Holdco shall be a beneficiary of the agreements set forth in this Section 3 and may rely on them during the Term in order to avail itself of any and all applicable exemptions from Nasdaq rules applicable to Controlled Company. Investor agrees that a breach of the agreements set forth herein by Investor would cause irreparable harm to the Proxyholder and other members of the 13D Group. Accordingly, Investor agrees (i) to waive the defense in any action for specific performance that a remedy at law would be adequate and (ii) in addition to any other remedy to which the Proxyholder may be entitled at law or in equity, the Proxyholder shall be entitled to specific performance of the agreements set forth herein without the posting of bond or other security.

4.          Legends. Any certificate representing any of the Shares subject to this Proxy may be marked by the Company with a legend reading substantially as follows:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING PROXY (A COPY OF WHICH MAY BE OBTAINED FROM TERAWULF INC.) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING PROXY.

5.          Miscellaneous. This Proxy may be executed (including by DocuSign) in counterparts and shall be governed by Delaware law applicable to agreements made and to be fully performed within the State of Delaware. Investor hereby (i) irrevocably submits to the personal jurisdiction of the courts of the State of Delaware to resolve any controversy or claim arising out of or relating to this Proxy, (ii) agrees that any action or proceeding arising under this Proxy shall be brought, tried and determined solely by the courts of the State of Delaware, and (iii) irrevocably waives any and all rights to a jury trial in connection with such action or proceeding.

6.          Termination. This Proxy shall terminate upon the expiration of the Lock-Up Period.

(Signature page follows)

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BAYSHORE CAPITAL LLC

By:	/s/ Bryan Pascual
Name:	Bryan Pascual
Title:	Chief Executive Officer, President and Secretary

DATE:	September 15, 2021

(TeraWulf, Inc. - Voting Proxy)

ACKNOWLEDGED AND AGREED TO BY:

PROXYHOLDER:

STAMMTISCH INVESTMENTS LLC

By:	/s/ Paul B. Prager
Name:	Paul B. Prager
Title:	President; Manager

(TeraWulf Inc. - Voting Proxy)